Exhibit 10.2

Innovative Photovoltaic Manufacturing Solutions

October 28, 2010

Mr. Richard E. Johnson

53 Jefferson Road

Franklin, MA 02038

Dear Rich:

Reference is hereby made to that letter agreement, dated as of January 28, 2008 (the “Employment Letter”), by and between you and GT Solar Incorporated (the “Company”).  You and the Company hereby mutually agree to amend the Employment Letter in order to address severance payments to be made to you by the Company as a result of termination of your employment under certain circumstances.

Accordingly, effective as of the date set forth above, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Letter is amended by inserting at the end of the bullet points set forth therein, the following new bullet point:

•                  Severance Related Payments - If your employment is terminated by the Company without Cause (as defined below), or as a result of your resignation with Good Reason (as defined below), you shall be entitled to:

(i)                                     continue to receive your Base Salary (as defined below), subject to applicable withholding, (paid in accordance with the Company’s general payroll practices in effect on the termination date) as special severance payments from the date of termination for a period of six (6) months thereafter (the “Severance Period”);

(ii)                                  to the extent permitted by the applicable benefit plans, continued participation during the Severance Period in medical and dental insurance plans sponsored by the Company on terms and conditions in effect at the time of such termination (including cost sharing, if applicable) substantially similar to those applicable to employees of the Company generally;

provided, however, you shall be entitled to the payments and benefits described in clauses (i) and (ii) of this paragraph if and only if you have executed and delivered to the Company a general release having customary terms and provisions that is reasonably agreeable to you and the Company (the “General Release”) within twenty-two (22) days following the date of termination and the General Release has become effective, and only so long as you have not revoked or breached the provisions of the General Release.  You understand and agree that you shall not be entitled to any other salary, compensation or benefits after termination of your employment with the Company or any subsidiary, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

You understand and agree that if your employment is (i) terminated by the Company or any subsidiary for Cause or (ii) terminated by you without Good Reason, you shall only be entitled to receive your Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or any of its subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.  The termination of your employment for Cause shall preclude your resignation with Good Reason.  If your employment is terminated due to your death or Disability (as defined below), you shall only be entitled to receive (x) your Base Salary through the date of termination, and (y) any benefits you or your eligible family members are eligible for under COBRA.

Except as otherwise expressly provided herein, all of your rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of your employment shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

For the purposes of this Agreement, “Base Salary” shall mean, for the purposes of this section of the Letter Agreement only, your annual base salary as determined by management and as in effect at the applicable time of termination of your employment.

For purposes of this Agreement, “Cause” shall mean with respect to you, one or more of the following:  (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, (ii) repeatedly reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs in the workplace or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, the Company’s President and Chief Employee Officer or the Company’s Chief Financial Officer, (iv) any act or omission aiding or abetting a supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company and its subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or (vi) any other material breach of this Letter Agreement which is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice to you.

For purposes of this Agreement, “Disability” shall mean your inability to perform the essential duties, responsibilities and functions of your position with the Company and its subsidiaries for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Compensation Committee in its reasonable good faith judgment.  You hereby agree to cooperate in all reasonable respects with the Company if a question arises as to whether you have become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss your condition with the Company).

For purposes of this Agreement, “Good Reason” shall mean if you resign from employment with the Company and its subsidiaries as a result of the occurrence of one or more of the following events:  (i) the Company  reduces the amount of the Base Salary (other than as a result of a general across-the-board salary reduction applicable to all senior employees of the Company)  (x) elects to eliminate the MIP without permitting you to participate in an annual incentive bonus plan in place of the MIP which offers a potential bonus payment comparable to that earnable at 100% of plan target by you under the MIP or (y) does not extend to you participation in equity plans commensurate with your position, to the extent senior employees of the Company participate in such equity plans, (ii) the Company changes your title and reduces your responsibilities or authority in a manner materially inconsistent with that of the position of Vice President Finance & Chief Accounting Officer or (iii) the Company or any subsidiary changes your place of work to a location outside of New Hampshire; provided that in order for your resignation for Good Reason to be effective hereunder, you must provide written notice to the Company stating your intent to resign for Good Reason and the grounds therefor within thirty (30) days after such grounds exist and grant the Company thirty (30) days from receipt of such notice to remedy or otherwise remove the grounds supporting your resignation for Good Reason.

This Amendment shall be and is hereby incorporated in and forms a part of the Employment Letter.

Except as amended and set forth herein, the Employment Letter shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment to the Employment Letter as of the date first above written.

GT SOLAR INCORPORATED

/s/Hoil Kim
Hoil Kim
Vice President, Chief Administrative Officer, General Counsel and Secretary

ACKNOWLEDGED AND AGREED

/s/Richard E. Johnson
Richard E. Johnson